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                                                             EXHIBIT NO. 99.1(i)

                             MFS INSTITUTIONAL TRUST


                           CERTIFICATION OF AMENDMENT
                             TO DECLARATION OF TRUST


                             REDESIGNATION OF SERIES


        Pursuant to Section 6.9 of the Amended and Restated Declaration of Trust dated January 24, 1996 (the "Declaration"), of MFS Institutional Trust (the "Trust"), the Trustees of the Trust hereby redesignate four existing series of Shares (as defined in the Declaration) as follows:

        1. The series designated as MFS Institutional Worldwide Fixed Income Fund shall be redesignated as MFS Institutional Global Fixed Income Fund;

        2. The series designated as MFS Institutional Emerging Markets Income Fund shall be redesignated as MFS Institutional Emerging Markets Debt Fund;

        3. The series designated as MFS Institutional Core Plus Fixed Income Fund shall be redesignated as MFS Institutional Core Fixed Income Fund; and

        4. The series designated as MFS Institutional Mid-Cap Growth Equity Fund shall be redesignated as MFS Institutional Mid Cap Growth Fund.

        Pursuant to Section 6.9(i) of the Declaration, this redesignation of series of Shares shall be effective upon the execution of a majority of the Trustees of the Trust.

        IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this redesignation of series this 15th day of October, 1997.



A. KEITH BRODKIN
-------------------------------------
A. Keith Brodkin
76 Farm Road
Sherborn, MA   01770



NELSON J. DARLING, JR.
-------------------------------------
Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907



WILLIAM R. GUTOW
-------------------------------------
William R. Gutow
3 Rue Dulac
Dallas, TX  75230